Exhibit 99
PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
NEWS
Contact:
Jeremy Neuhart
PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

John V. Faraci of International Paper joins PPG Industries board of directors

PITTSBURGH, Oct. 18, 2012 - PPG Industries (NYSE: PPG) today announced that its board of directors has elected John V. Faraci as a member of the company's board, effective Oct. 18. He also has been appointed as a member of the board's audit committee and nominating and governance committee.

Faraci, 62, is chairman and CEO of International Paper Co., a position he has held since November 2003. International Paper, based in Memphis, Tenn., is a global leader in the paper and packaging industry with manufacturing operations in North America, Europe, Latin America, Asia and North Africa.

“John brings a breadth of global business knowledge and leadership that will provide PPG with valuable perspective and guidance as we continue to grow our operations around the world,” said Charles E. Bunch, PPG chairman and CEO.

In 2003, Faraci was elected president and a director of International Paper, and he previously served as executive vice president and chief financial officer from 2000 to 2003. From 1999 to 2000, Faraci was the company's senior vice president - finance and chief financial officer. From 1995 to 1999, he was chief executive officer and managing director of Carter Holt Harvey Ltd., a former majority-owned subsidiary of International Paper located in New Zealand.

Faraci is a member of the board of directors of United Technologies Corp. and the National Fish and Wildlife Foundation. He also serves on the board of the Moscow School of Management and is U.S. section chair for the U.S. - Brazil CEO Forum. He is a trustee of Denison University and the American Enterprise Institute.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to continue to be the world's leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 60 countries around the world. Sales in 2011 were $14.9 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com.

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Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.